Exhibit 99.1

BioCardia Shares Update from Japan PMDA Consultation on CardiAMP Autologous Cell Therapy for Ischemic Heart Failure; Foreign Data Expected to be Sufficient for Product Approval

SUNNYVALE, Calif. -- November 29, 2023 -- BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today provided an update after its recent consultation with Japan’s Pharmaceutical and Medical Device Agency (PMDA) towards approval of its CardiAMP autologous cell therapy for the treatment of patients with ischemic heart failure of reduced ejection fraction (HFrEF).

Japan’s PMDA asked for further details on a number of elements included in BioCardia’s CardiAMP preclinical and clinical packages in order to gain approval.  For the points raised with respect to the pre-clinical package, BioCardia management believes that these can be readily addressed.  In the request for additional details with regard to the clinical package, PMDA has signaled that they would not require additional studies in Japan and could approve CardiAMP Cell Therapy based on data from overseas.  PMDA indicated they would like to see detailed interim and the final results from the CardiAMP Heart Failure Trial, which has completed patient enrollment and is finishing up study patient follow-up visits.  There was discussion that approval of any initial indication may be limited to patients with NT-pro BNP levels > 500pg/ml, which is an eligibility criterion for the CardiAMP Heart Failure II study as recently approved by the U.S. FDA.  Formal minutes from the PMDA meeting are expected in four weeks and a follow-up consultation is being planned.

“We are thankful that PMDA has signaled that data from outside Japan is likely to be sufficient for approval” said Peter Altman, PhD., BioCardia’s President and Chief Executive Officer. “We continue to work with PMDA to demonstrate that the evidence of patient benefit with low risk from this minimally invasive autologous cell therapy for a life-threatening condition should be sufficient for approval. PMDA approval would enable physicians and patients to consider the CardiAMP cell therapy option alongside other cell therapy approaches for the treatment of heart failure already in clinical use in Japan requiring open heart surgical administration of the cells.”

About the CardiAMP Cell Therapy Program

CardiAMP Cell Therapy – FDA designated as a Breakthrough therapy for HFrEF – uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. Clinical trials for this therapy, including the CardiAMP Heart Failure Trial, have demonstrated positive clinical experience with this autologous cell therapy in almost 200 patient procedures. The trial is supported by the Maryland Stem Cell Research Fund and the Centers for Medicare and Medicaid Services.  CAUTION - Limited by United States law to investigational use.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic platforms that enable four product candidates in development. BioCardia also partners with other biotherapeutic companies to provide its delivery systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. For more information visit: www.BioCardia.com.

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, statements relating to our ability to meet the preclinical and clinical requirements for PMDA to approve CardiAMP Cell Therapy, formal minutes from the consultation, the future consultations and follow-up meetings, and whether PMDA will ultimately require data in Japan for approval. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s liquidity position and its ability to raise additional funds, as well as the Company’s ability to successfully advance its clinical trials. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors” and in its subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120